EXHIBIT 5
                                                                       ---------



                           PSYCHIATRIC SOLUTIONS, INC.

                  SECOND AMENDED AND RESTATED CO-SALE AGREEMENT

         THIS SECOND AMENDED AND RESTATED CO-SALE AGREEMENT (the "AGREEMENT") is made as of this 28th day of June, 2002 by and among Psychiatric Solutions, Inc., a Delaware corporation (the "COMPANY"), the holders of the Company's Series A Preferred Stock, Series B Preferred Stock and certain warrants to purchase equity in the Company, all as listed on Exhibit A hereto (the "INVESTORS"), the holders of the Company's Common Stock listed on Exhibit B hereto (the "STOCKHOLDERS"), The 1818 Mezzanine Fund II, L.P. ("1818 FUND"), CapitalSource Holdings LLC ("CAPITALSOURCE" and, together with 1818 Fund and each of the Investors, the "HOLDERS").

                                    RECITALS

         WHEREAS, the Company, certain of the Investors and certain of the Stockholders are parties to that certain Amended and Restated Co-Sale Agreement, dated as of January 14, 1999 (the "PRIOR CO-SALE AGREEMENT"); and

         WHEREAS, the parties hereto desire to amend and restate the Prior Co-Sale Agreement in order to add 1818 Fund and CapitalSource as parties to the Agreement and to make such other amendments as are set forth herein.

         NOW, THEREFORE, in consideration of the mutual promises, representations, warranties, covenants and conditions set forth in this Agreement, the parties hereto mutually agree that effective upon consummation of the transactions described in that certain Securities Purchase Agreement, dated as of June 28, 2002, between the Company and 1818 Fund (the "SECURITIES PURCHASE AGREEMENT"), all of the provisions of the Prior Co-Sale Agreement shall be null and void and superceded by the rights and obligations set forth in this Agreement and further mutually agree as follows:

1.      DEFINITIONS.

         (a) "CO-SALE STOCK" shall mean shares of the Company's Common Stock or Preferred Stock now owned or subsequently acquired by the Stockholders. The number of shares of Common Stock and Preferred Stock owned by the Stockholders is set forth on Exhibit B, which Exhibit may be amended from time to time by the Company to reflect changes in the number of shares owned by the Stockholder.

         (b) "COMMON STOCK" shall mean the Company's Common Stock, par value $0.01 per share.

         (c) "INVESTOR STOCK" shall mean shares of the Company's Common Stock (including shares of Common Stock issuable upon exercise of any unexercised warrants) and Preferred Stock now owned or subsequently acquired by a Holder.

         (d) "PREFERRED STOCK" shall mean the Company's Series A Preferred Stock and Series B Preferred Stock.

         (e) "SERIES A PREFERRED STOCK" shall mean the Company's Series A Preferred Stock, par value $0.01 per share.

         (f) "SERIES B PREFERRED STOCK" shall mean the Company's Series B Preferred Stock, par value $0.01 per share.

2.      SALES BY A STOCKHOLDER.

         (a) If a Stockholder proposes to sell or transfer any shares of Co-Sale Stock, such Stockholder shall promptly give written notice (the "NOTICE") simultaneously to the Company and to each of the Holders at least thirty (30) days prior to the closing of such sale or transfer. The Notice shall describe in reasonable detail the proposed sale or transfer including, without limitation, the type and number of shares of Co-Sale Stock to be sold or transferred, the nature of such sale or transfer, the consideration to be paid, and the name and address of each prospective purchaser or transferee. In the event that the sale or transfer is being made pursuant to the provisions of Sections 3(a), the Notice shall state under which section the sale or transfer is being made.

         (b) Each Holder shall have the right, exercisable upon written notice to the selling Stockholder within fifteen (15) days after the Notice, to participate in such sale of Co-Sale Stock on the same terms and conditions as the proposed sale by the selling Stockholder. Such notice shall indicate the type and number of shares of Investor Stock (assuming the exercise of any unexercised warrants held by such holder) such Holder wishes to sell under his, her or its right to participate. To the extent one or more of the Holders exercise such right of participation in accordance with the terms and conditions set forth below, the number of shares of Co-Sale Stock that the selling Stockholder may sell in the transaction shall be correspondingly reduced. Notwithstanding anything to the contrary contained herein, no Holder shall be required to exercise any unexercised warrants and shall be entitled to sell unexercised warrants at a price per share reduced by the exercise thereof.

         (c) Each Holder may sell all or any part of that number of shares equal to the product obtained by multiplying (i) the aggregate number of shares of Co-Sale Stock covered by the Notice by (ii) a fraction (A) the numerator of which is the number of shares of Investor Stock (assuming the exercise of any unexercised warrants held by such holder) owned by the Holder at the time of the sale or transfer and (B) the denominator of which is the total number of shares of Co-Sale Stock and Investor Stock (assuming the exercise of any unexercised warrants held by such holder) owned by such Stockholder and the and the Holders at the time of the sale or transfer.

         (d) Each Holder that elects to participate in the sale pursuant to this Section 2 (a "PARTICIPANT") shall effect its participation in the sale by promptly delivering to such Stockholder for transfer to the prospective purchaser one or more stock or warrant certificates, properly endorsed for transfer, which represent the type and number of shares of Investor Stock which such Participant elects to sell.

         (e) The stock or warrant certificate or certificates that the Participant delivers to such Stockholder pursuant to Section 2(d) shall be transferred to the prospective purchaser in consummation of the sale pursuant to the terms and conditions specified in the Notice, and the Stockholder shall concurrently therewith remit to such Participant that portion of the sale proceeds to which such Participant is entitled by reason of its participation in such sale. To the extent that any prospective purchaser or purchasers prohibits such assignment or otherwise refuses to purchase shares or other securities from a Participant exercising its rights of co-sale hereunder, the selling Stockholder shall not sell to such prospective purchaser or purchasers any Co-Sale Stock unless and until, simultaneously with such sale, such Stockholder shall purchase such shares or other securities from such Participant on the same terms and conditions specified in the Notice.

         (f) The exercise or non-exercise of the rights of the Participants hereunder to participate in one or more sales of Co-Sale Stock made by the selling Stockholder shall not adversely affect their rights to participate in subsequent sales of Co-Sale Stock subject to Section 2(a).

         (g) If none of the Holders elect to participate in the sale of the Co-Sale Stock subject to the Notice, the selling Stockholder may, not later than sixty (60) days following delivery to the Company of the Notice, enter into an agreement providing for the closing of the transfer of the Co-Sale Stock covered by the Notice within thirty (30) days of such agreement on terms and conditions not more materially favorable to the transferor than those described in the Notice. Any proposed transfer on terms and conditions materially more favorable than those described in the Notice, as well as any subsequent proposed transfer of any of the Co-Sale Stock by a Stockholder, shall again be subject to the co-sale rights of the Holders and shall require compliance by a Stockholder with the procedures described in this Section 2.

         For the purposes of any computation of the number of shares of Co-Sale Stock or Investor Stock pursuant to this Section 2, all outstanding shares of Preferred Stock of the Stockholders and Holders, and all warrants of the Company held by 1818 Fund and CapitalSource, shall be deemed converted, exercised or exchanged as applicable and the shares of Common Stock issuable upon such conversion, exercise or exchange shall be deemed outstanding, whether or not such conversion, exercise or exchange has actually been effected.

3.      EXEMPT TRANSFERS.

         (a) Notwithstanding the foregoing, the co-sale rights of the Holders shall not apply to (i) any pledge of Co-Sale Stock made pursuant to a bona fide loan transaction with a financial institution that creates a mere security interest, (ii) any transfer to the ancestors, descendants or spouse or to trusts for the benefit of such persons or the Stockholder, (iii) any transfer or transfers by a Stockholder to another Stockholder, or (iv) any bona fide gift; provided that in the event of any transfer made pursuant to one of the exemptions provided by clauses (i), (ii) and (iii) and (iv), (A) the Stockholder shall inform the Holders of such pledge, transfer or gift prior to effecting it and (B) the pledgee, transferee or donee shall furnish the Holders with a written agreement to be bound by and comply with all provisions of Section 2. Such transferred Co-Sale

Stock shall remain "Co-Sale Stock" hereunder, and such pledgee, transferee or donee shall be treated as the "Stockholder" for purposes of this Agreement.

         (b) Notwithstanding the foregoing, the provisions of Section 2 shall not apply to the sale of any Co-Sale Stock (x) to the public pursuant to a registration statement filed with, and declared effective by, the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "SECURITIES ACT") or (y) pursuant to Rule 144 of the Securities Act.

         (c) This Agreement is subject to, and shall in no manner limit the right which the Company may have to repurchase securities from the Stockholder pursuant to a stock restriction agreement or other agreement between the Company and the Stockholder.

4.      PROHIBITED TRANSFERS.

         (a) In the event that a Stockholder should sell any Co-Sale Stock in contravention of the co-sale rights of the Holders under this Agreement (a "PROHIBITED TRANSFER"), each Holder, in addition to such other remedies as may be available at law, in equity or hereunder, shall have the put option provided below, and such Stockholder shall be bound by the applicable provisions of such option.

         (b) In the event of a Prohibited Transfer, each Holder shall have the right to sell to such Stockholder the type and number of shares of Investor Stock (or warrant exercisable for Investor Stock) equal to the number of shares such Holder would have been entitled to transfer to the purchaser under Section 2(c) hereof had the Prohibited Transfer been effected pursuant to and in compliance with the terms hereof. Such sale shall be made on the following terms and conditions:

                  (i) The price per share at which the shares are to be sold to the Stockholder by a Holder pursuant to this Section 4 shall be equal to the price per share paid by the purchaser to such Stockholder in such Prohibited Transfer; provided that the purchase price of any warrant shall be reduced by the exercise thereof with respect to the underlying shares of Investor Stock being purchased in the transaction. The Stockholder also shall reimburse each Holder for any and all fees and expenses, including legal fees and expenses, incurred pursuant to the exercise or the attempted exercise of the Holder's rights under Section 2.

                  (ii) Within ninety (90) days after the date on which a Holder received notice of the Prohibited Transfer or otherwise became aware of the Prohibited Transfer, such Holder shall, if exercising the option created hereby, deliver to the Stockholder the certificate or certificates representing shares or warrants to be sold, each certificate to be properly endorsed for transfer.

                  (iii) Such Stockholder shall, upon receipt of the certificate or certificates for the shares or warrants to be sold by a Holder, pursuant to this Section 4(b), pay the aggregate purchase price therefor and the amount of reimbursable fees and expenses, as specified in Section 4(b)(i), in cash or by other means acceptable to the Holder.

                  (iv) Notwithstanding the foregoing, any attempt by a Stockholder to transfer Co-Sale Stock in violation of Section 2 hereof shall be voidable at the option of 1818 Fund, CapitalSource or Investors holding a majority of the shares of Investor Stock (on a fully-diluted basis) held by all Investors if none of the Holders elect to exercise the put option set forth in this Section 4, and the Company agrees it will not effect such a transfer nor will it treat any alleged transferee as the holder of such shares without the written consent of 1818 Fund, CapitalSource and Investors holding a majority of the shares of Investor Stock (on a fully-diluted basis) held by all Investors.

5.      LEGEND.

         (a) Each certificate representing shares of Co-Sale Stock now or hereafter owned by the Stockholder or issued to any person in connection with a transfer pursuant to Section 3(a) hereof shall be endorsed with the following legend:

         "THE SALE, PLEDGE, HYPOTHECATJON OR TRANSFER OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE IS SUBJECT TO THE TERMS AND CONDITIONS OF A CERTAIN CO-SALE AGREEMENT BY AND BETWEEN THE STOCKHOLDER, THE COMPANY AND CERTAIN HOLDERS OF STOCK OF THE COMPANY. COPIES OF SUCH AGREEMENT MAY BE OBTAINED UPON WRITTEN REQUEST TO THE SECRETARY OF THE COMPANY."

         (b) The Stockholders agree that the Company may instruct its transfer agent to impose transfer restrictions on the shares represented by certificates bearing the legend referred to in Section 5(a) above to enforce the provisions of this Agreement and the Company agrees to promptly do so. The legend shall be removed upon termination of this Agreement.

6.      PMR MERGER & IPO.

         (a) The Stockholders and Holders hereby agree that immediately upon the earlier of (i) the consummation and effectiveness of the transactions described in that certain Agreement and Plan of Merger, dated May 6, 2002, by and between PMR Corporation ("PMR CORPORATION"), PMR Acquisition Corporation, and the Company, as amended (the "PMR MERGER"), and (ii) the closing of a firmly underwritten public offering of the Company's Common Stock pursuant to a registration statement filed with, and declared effective under, the Securities Act (an "IPO"), all of the rights (but not obligations) granted under this Agreement to the Stockholders and Holders (other than to 1818 Fund) shall terminate; provided, that, for the avoidance of doubt it is understood and agreed that the IPO and the PMR Merger shall not terminate the obligations of the Stockholders (other than Charles R. F. Treadway, M.D., Douglas B. Lewis and
K. Bryce DeHaven) to the 1818 Fund under this Agreement and the Stockholders shall continue to be bound by such obligations and 1818 Fund shall continue to have such rights; provided, further, that for the avoidance of doubt, it is understood and agreed that all of the obligations of Charles R. F. Treadway, M.D., Douglas B. Lewis and K. Bryce DeHaven under this Agreement shall terminate upon the earlier of the PMR Merger or an IPO. In addition, notwithstanding any provision contained in this Agreement to the contrary, neither the PMR Merger nor any other transaction in which the capital stock of the Company is exchanged, converted, reconstituted or reclassified for the capital stock of the Company or another company shall constitute an IPO or shall result in the termination of the rights granted hereunder to 1818 Fund; and

         (b) Upon the consummation and effectiveness of the PMR Merger (and not upon an IPO), (i) all references in Sections 1 and 2 to the "Company" shall be deemed to be references to PMR Corporation; (ii) all references in Section 1 to "Common Stock" shall be deemed to be references to the common stock, par value $0.01, of PMR Corporation; and (iii) all references to "Preferred Stock" shall be deemed to be references to the preferred stock of PMR Corporation.

7.      MISCELLANEOUS.

         (a) CONDITIONS TO EXERCISE OF RIGHTS. The exercise of the Holders' rights under this Agreement shall be subject to and conditioned upon, and the Stockholders and the Company shall use their best efforts to assist each Holder in, compliance with applicable laws.

         (b) GOVERNING LAW. This Agreement shall be governed by and construed under the laws of the State of Delaware as applied to agreements among Delaware residents entered into and to be performed entirely within Delaware.

         (c) AMENDMENT. None of the terms or provisions of this Agreement may be waived or amended except by written instrument executed by (i) the Company,
(ii) Investors holding a majority of the shares of Investor Stock (on a fully-diluted basis) held by all Investors and their assignees pursuant to
Section 6(d) hereof, (iii) 1818 Fund, (iv) CapitalSource and (v) to the extent it increases the obligations or decreases the rights of the Stockholders, Stockholders holding a majority of the shares of Co-Sale Stock (on a fully-diluted basis) held by all Stockholders. Any waiver or amendment effected in accordance with this Section 6(c) shall be binding upon each Investor, its successors and assigns, 1818 Fund, CapitalSource, the Company and the Stockholders.

         (d) ASSIGNMENT OF RIGHTS. This Agreement and the rights and obligations of the parties hereunder shall inure to the benefit of, and be binding upon, their respective successors, assigns and legal representatives.

         (e) OWNERSHIP. The Stockholders represent and warrant that each is the sole legal and beneficial owner of those shares of Co-Sale Stock he, she or it currently holds subject to the Agreement and that no other person has any interest (other than a community property interest) in such shares.

         (f) NOTICES. All notices required or permitted hereunder shall be in writing and shall be deemed effectively given: (i) upon personal delivery to the party to be notified, (ii) when sent by confirmed telex or facsimile if sent during normal business hours of the recipient; if not, then on the next business day, (iii) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (iv) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications shall be sent to the party to be notified at the address as set forth on the signature page hereof or at such other address as such party may designate by ten (10) days advance written notice to the other parties hereto.

         (g) SEVERABILITY. In the event one or more of the provisions of this Agreement should, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

         (h) ATTORNEYS' FEES. In the event that any dispute among the parties to this Agreement should result in litigation, the prevailing party in such dispute shall be entitled to recover from the losing party all fees, costs and expenses of enforcing any right of such prevailing party under or with respect to this Agreement, including without limitation, such reasonable fees and expenses of attorneys and accountants, which shall include, without limitation, all fees, costs and expenses of appeals.

         (i) ENTIRE AGREEMENT. This Agreement and the Exhibits hereto, constitute the full and entire understanding and agreement between the parties with regard to the subjects hereof and thereof and no party shall be liable or bound to any other in any manner by any representations, warranties, covenants and agreements, including the Prior Co-Sale Agreement, except as specifically set forth herein and therein.

         (j) COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         IN WITNESS WHEREOF, the parties hereto have executed this SECOND AMENDED AND RESTATED VOTING AGREEMENT as of the date first above written.


                                       COMPANY:

                                       PSYCHIATRIC SOLUTIONS, INC.

                                       By: /s/ Joey A. Jacobs
                                          --------------------------------------
                                          Joey A. Jacobs
                                       Its: President


                                       INVESTORS:

                                       Name: Charles R.F. Treadway, MD
                                            ------------------------------------
                                                (Print Investor's name)

                                       By:  /s/ Charles R.F. Treadway, MD
                                            ------------------------------------
                                                       (Signature)

                                       Title: Chairman
                                             -----------------------------------
                                                      (if applicable)


                                       Name: South Park Venture Partners, L.P.
                                             -----------------------------------
                                                   (Print Investor's name)

                                       By:  /s/ David S. Heer
                                           -------------------------------------
                                                       (Signature)

                                       Title: General Partner
                                             -----------------------------------
                                                      (if applicable)


                                       Name: South Pointe Venture Partners, L.P.
                                            ------------------------------------
                                                  (Print Investor's name)

                                       By:  /s/ David S. Heer
                                           -------------------------------------
                                                       (Signature)

                                       Title: General Partner
                                             -----------------------------------
                                                      (if applicable)


                                       Name: Acacia Venture Partners, L.P.
                                            ------------------------------------
                                                  (Print Investor's name)

                                       By:  /s/ David S. Heer
                                            ------------------------------------
                                                       (Signature)

                                       Title: General Partner
                                              ----------------------------------
                                                      (if applicable)


                                       CGJR HEALTHCARE SERVICES

                                       Name: CGJR HEALTHCARE SERVICES
                                               PRIVATE EQUITIES, LP
                                             CGJR II, L.P.
                                             CGJR/MF III, L.P.
                                             -----------------------------------
                                                  (Print Investor's name)

                                       By:   CGJR CAPITAL MANAGEMENT, INC.
                                               AS GP OF ALL 3

                                       By: /s/ Christopher Grant, Jr.
                                           -------------------------------------
                                                       (Signature)

                                       Title: President
                                              ----------------------------------
                                                      (if applicable)


                                       CLAYTON ASSOCIATES, LLC

                                       By: /s/ Bill F. Cook
                                           -------------------------------------
                                           Prin.


                                       FCA VENTURE PARTNERS II, L.P.

                                       By: Clayton DC Ventures
                                           Capital Group, LLC
                                           General Partner

                                       By: /s/ Bill F. Cook
                                           -------------------------------------
                                           Prin.



                                       FCA VENTURE PARTNERS I, L.P.
                                       BY DC INVESTMENTS, LLC
                                       ITS: GENERAL PARTNER

                                       By:  /s/ Robert Crants
                                            ------------------------------------
                                       Its: Managing Partner


                                       OAK INVESTMENT PARTNERS VII,
                                       LIMITED PARTNERSHIP

                                       By: /s/ Edward F. Glassmeyer
                                           -------------------------------------
                                       Its: Managing Member of Oak
                                       Associates VII, LLC, the
                                       General Partner of Oak Investment
                                       Partners VII, Limited Partnership


                                       OAK VII AFFILIATES FUND,
                                       LIMITED PARTNERSHIP

                                       By: /s/ Edward F. Glassmeyer
                                           -------------------------------------
                                       Its: Managing Member of Oak VII
                                       Affiliates, LLC, the General
                                       Partner of Oak VII Affiliates
                                       Fund, Limited Partnership


                                       THE 1818 MEZZANINE FUND II, L.P.
                                       BY:  BROWN BROTHERS HARRIMAN & CO.,
                                            ITS GENERAL PARTNER

                                       By:  /s/ Joseph P. Donlan
                                            ------------------------------------
                                       Name:   Joseph P. Donlan
                                       Title:  Managing Director


                                       KEY STOCKHOLDERS

                                       /s/ Charles R.F. Treadway, M.D.
                                       -----------------------------------------
                                            Charles R.F. Treadway, M.D.


                                       /s/ Joey A. Jacobs
                                       -----------------------------------------
                                            Joey A. Jacobs


                                       CAPITALSOURCE HOLDINGS LLC

                                       By: /s/ Keith D. Reuben
                                          --------------------------------------
                                       Name:  Keith D. Reuben
                                       Title: Director

                                    EXHIBIT A

                                LIST OF INVESTORS

                                                         SERIES A           SERIES B
                STOCKHOLDERS                          PREFERRED STOCK    PREFERRED STOCK
                ------------                          ---------------    ---------------
Acacia Venture Partners, L.P.                           4,124,000           1,395,732
CGJR Health Care Services Private Equities, L.P.         250,000             177,417
CGJR II, L.P.                                            160,000             57,251
CGJR/MF III, L.P.                                         90,000             32,400
FCA Venture Partners I, L.P.                             400,000             33,600
FCA Venture Partners II, L.P.                               0               1,604,200
Oak VII Affiliates Fund, Limited Partnership             110,250             34,758
Oak Investment Partners VII, Limited Partnership        4,389,750           1,383,976
South Park Venture Partners, L.P.                        246,000             20,460
South Pointe Venture Partners, L.P.                         0                 2,542

                                    EXHIBIT B

                    LIST OF KEY STOCKHOLDERS NUMBER OF SHARES

                                                              NUMBER OF COMMON
                STOCKHOLDERS                                   SHARES/OPTIONS
                ------------                                  ----------------

          Clayton Associates, L.L.C.                            1,126,841(1)
          K. Bryce DeHaven                                      1,026,441(1)
          Joey A. Jacobs                                        1,626,441
          Douglas B. Lewis                                      1,048,441(1)
          Charles R. F. Treadway, M.D.                          1,251,761

K. Bryce DeHaven also owns 3,000 shares of Series B Preferred Stock. Joey A. Jacobs also owns 8,000 shares of Series B Preferred Stock. Clayton Associates, LLC also owns 8,400 shares of Series B Preferred Stock.

--------
(1) No Options.


                                      B-2